EXHIBIT 99.2

Final Transcript

Conference Call Transcript

ANDW - Q2 2005 ANDREW CORP Earnings Conference Call

Event Date/Time: Apr. 28. 2005 / 9:00AM ET
Event Duration: 1 hr 20 min

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Scott Malchow
Andrew Corp. - Manager, IR

Ralph Faison
Andrew Corp. - President, CEO, Director

Marty Kittrell
Andrew Corp. - CFO

Mark Olson
Andrew Corp. - CAO

CONFERENCE CALL PARTICIPANTS

Joon Kim
RBC Capital Markets - Analyst

Tim Long
Banc of America Securities - Analyst

Avi Silver
Bear Stearns - Analyst

Thomas Walkley
Piper Jaffray - Analyst

Rich Valera
Needham & Co. - Analyst

Jeff Spall (ph)
Lehman Brothers - Analyst

John Bucher
Harris Nesbitt - Analyst

Brian Modoff
Deutsche Bank - Analyst

Matt Robison
Ferriis, Baker, Watts - Analyst

Michael Ounjian
Credit Suisse First Boston - Analyst

Ken Muth
Robert W. Baird - Analyst

Larry Harris
Oppenheimer - Analyst

James Faucette
Pacific Crest Securities - Analyst

PRESENTATION

Operator

  Good morning, ladies and gentlemen, and welcome to the Andrew Corporation second quarter fiscal 2005 earnings release conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

I will now turn the call over to Mr. Scott Malchow, Manager of Investor Relations. Mr. Malchow, you may begin.

  Scott Malchow - Andrew Corp. - Manager, IR

  Thank you, Operator, and good morning, ladies and gentlemen. This morning we will discuss Andrew Corporation’s second quarter fiscal 2005 results. With me today is Ralph Faison, President and Chief Executive Officer; Marty Kittrel, Chief Financial Officer; and Mark Olson, Chief Accounting Officer.

Before we begin today, I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Some of the statements made in this conference call are forward-looking statements and we caution our stock holders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the Company’s ability to integrate acquisitions; to realizing anticipated synergies and cost savings; the effects of competitive products and pricing; economic and political conditions that may impact customer’s ability to fund purchases of our products and services; the Company’s ability to achieve the cost savings anticipated from cost reduction programs; fluctuations in foreign currency exchange rates; the timing of cash payments and receipts; continued demand for wireless communication services; loss of one or more significant customers; and other business factors. Investors should also review other risks and uncertainties discussed in Company documents filed with the SEC.

Additionally, at certain times the Company will use non-GAAP financial measures which the Company believes better describes the ongoing financial results and trends of the business. Required reconciliation of these measures to GAAP measures and a more detailed discussion of the reasons for using these measures are included in the Company’s form 8-K and press release filed therewith and maybe accessed from the Company’s website at andrew.com. Financial statements for the second quarter are also included with our earnings release that was made available this morning and in the 8-K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please visit the Andrew website or contact the investor relations department.

With that, I would now like to turn the call over to Ralph.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Thank you, Scott, and good morning, everyone and welcome to the second quarter call.

Second quarter sales were 482 million. This exceeded our previous guidance slightly, that was originally in the 450 to 480 million range. That is up 8% overall from 447 million in the prior year quarter. This is due to increased sales for wireless infrastructure, which wireless infrastructure grew 13% year-over-year.

Orders were at a record 507 million for the quarter. This is an increase of 14% versus the prior year quarter and reflects as book-to-bill of 1.05. Compared to book-to-bill in the previous quarter of .96 — and this is the highest since the third quarter of 2002. The improving order trends are from our overall wireless infrastructure, particularly antenna and cable products and our Wireless Innovations group, offset by lower orders for our Satellite Communications group.

Turning to gross margins. In second quarter, gross margin came in at 20.1% compared to 24.7% the prior year quarter. As we had previously announced, we’re taking a $19.8 million charge in the quarter to cover some potential cost of the above the normal warranty provisions relating to a component failure issue for a certain product within our Base Station Subsystems group. We are continuing discussions with the relevant third parties associated with this failure and will look for future cost recovery.

Now, if we exclude this charge, the gross margin came in at 24.2% for the quarter. That is up 90 basis points from the prior quarter. I am pleased to see this improvement in showing continuous progress toward our goal of exiting the year in the 26% gross margin range.

If I turn to operating income, again, it came in at 7.8 million or 1.6% of sales. This compares to 18.3 million or 4.1% of sales in the prior quarter and as we’ve noted, these results include several significant items that impact comparability. Marty’s going to go into more detail about these items shortly. But if I exclude these items, operating income was up 30% to 38.4 million or 8% of sales, compared to $29.5 million or 6.6% of sales in the prior year. Proud of this number as it demonstrates continued leverage of our business model and our continued improvement towards our goal of exiting the year at 10%. operating income to sales.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

If I turn to net income on a GAAP basis, we are at 3.1 million or $0.02 per share. This compares to net income of 10.2 million or $0.06 per share in the year-ago quarter. Get to the extraordinary items, results include $0.07 per share for the warranty provision charge I just spoke about; $0.02 per share for some costs associated with the settlement of some legacy litigation, which Marty will address in more detail later; and $0.02 per share for intangible amortization expense. Excluding these items, earnings per share were $0.13 versus $0.11 in the prior — year-ago quarter.

As we — as I previously stated and as we consistently do, we include a table in the press release that gives a more specific breakdown of each of these one-time items.

The top 25 customers by turning to customer mix, top 25 customers equaled 70% of our sales versus 69% of our sales in the prior year’s quarter. Major OEMs were flat with the previous quarter at 41% of sales compared to 43% of sales in the year-ago quarter. We had one customer at greater than 10%, which was Lucent Technologies, and they came in at 10.7% in this quarter.

Now if I turn to market segment and major regions review for second quarter. Wireless infrastructure, as I mentioned earlier, came in at 13% year-over-year at gross. That’s at 448 million, primarily driven by increased sales across all major regions. Sat Com sales were 34 million. That’s down 33% year-over-year, driven by an anticipated and managed decline for certain products reporting consumer broadband satellite market.

If I turn to the Americas. Americas came in at 256 million. That is up slightly versus the prior year quarter. Its higher sales for Wireless Infrastructure were offset by a decline for Satellite Communications products. Antenna and cable products increased, driven by network expansion and coverage requirements, also increased from the acquisition of our MTS wireless components unit and the ATC tower services units.

Sales in North America for Wireless Infrastructure increased slightly from the December quarter. We’re optimistic for continued improvement in the June quarter with the key North American operator build starting to kick in.

We are well positioned for the UMT operators building out UMTS, both directly for some key products as well as indirectly through the three primary OEMs that are serving those builds, in which each of the three are in our top-five customer mix.

Wireless Innovations increased, driven by distributed coverage needs across the globe, particularly as we start to see builds to UMDS and needs for distribution of — for voice and data coverage.

Networks solutions declined due to an anticipated reduction of geolocation hardware installations. Let me give you a little update on geolocation. Specifically, the The E911 application, which, for those of you who are not familiar with and — others will recall, the E911 application in the United States is an FCC mandate that operators be compliant with certain subscriber location requirements by December, 2005.

Subsequent to the close of the quarter, we were informally notified by one of our customers that they have chosen a competitive solution for future geolocation hardware. Let me kind of help quantify this situation as best we know it now. We believe that this decision may have been influenced acquisition-related by the factors, not technology or performance issues or any issues with the key customer, as they are a large customer of ours and we sell the broadest array of Andrew products to this customer of any other operator. So assuming no cancelation of existing backlog with this customer, our outlook for the remainder of fiscal 2005 for these E911 applications remain essentially unchanged.

Consistent with our previous expectations of this business, if you’ll recall, this business was acquired when we acquired Allen Telecom. 2003 was the peek year for this business and in terms of ‘04 to ‘05, in ‘04 we did about 150 million in these specific solution, in the network solutions area of geolocation. We believe that will be driven to approximately 115 million in fiscal 2005 and then be in the neighborhood of 65 million for fiscal 2006, when the bulk of sales are generated from ongoing maintenance and support, again, for geolocation. Also for our tier 2 and tier 3 operators and international operators would drive the majority of the sales from that point.

As this geolocation is part of our overall network solutions group, we’ve been anticipating decline geolocation in the United States since the acquisitions I mentioned before, primarily driven by this regulatory requirement to be complete with the requirements by the end of 2005. Therefore, as we’ve mentioned before, our main priorities have been to introduce new products and services outside of the E911 application within Network Solutions, that not only replaced the revenue but also the gross margin profile of that revenue.

We’re seeing this start to get traction as networks evolve and become more complex. It provides an increasing opportunity to deliver more sophisticated products and tools to our OEM and wireless operator customers, as well as appropriate focus in allocation resources to emerging growth opportunities, both in the geolocation area as well as the network optimization, tested measurement area that Network Solutions

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

addresses. As you will recall, exemplifying this is our recent acquisition of Xenicom, which further enhances our network optimization software business.

With that, let me turn to the Europe, Middle East, and Africa region for the quarter. They turned in 165 million in sales. That’s up 24% versus the prior year quarter. The driver there is Antennae and Cable products and Wireless Innovations demand in western Europe and emerging markets such as Russia. Europe, Middle East, and Africa, the sales also benefited by approximately 5% due to a weaker dollar versus the Euro.

We see continued strong growth from the performance of GMS/EDGE, UMDS, and UMDS by European operators, all supporting network upgrade for data application as well as overall voice coverage and capacity expansion. In addition, a nice growth area, the proliferation of in-building and distributive coverage products, which benefit our Wireless Innovations group.

Turn to Asia Pacific. That came in at $61 million. That is up slightly versus the prior year quarter, driven on higher sales of Antenna and Cable products and again, Wireless Innovations, supporting network coverage and expansion, primarily India and China. This is offset by a decline in base station subsystems, primarily driven in China, due to timing of OEM supporting upgrades in China. We think this is an expected decline. We still anticipate that the Chinese ministry will issue 3G licenses in some — 3G licensed around mid to late 2005.

We continue to be well positioned with our traditional OEMs for this region as well as growing nice positioning with our key OEM and operator customers within the region, such as Huawei, ZTE, and of course direct operator capabilities. Today in China, we have somewhere in the neighborhood of 3,000 employees. Three manufacturing facilities, three R&D centers, and this includes our latest kind of high-end R&D center in the technology development zone of Shanghai.

Let me summarize: second quarter was a uniquely busy quarter. And we were able to deliver continued progress in all areas of focus for our business. The underlying industry trends continue to be quite favorable. Subscriber growth, [inaudible] growth, penetration rates to increase the drive, basic voice, and more importantly today is an intensive application driving greater network traffic for longer term growth as well as the kind of sweet spot of Andrew focuses, at the site level and also in-building and dense urban distribution areas from our Wireless Innovations group.

The upgrades of EBDO and UMTS are certainly driving growth and emerging areas continue in that area. We are continuing to expand our addressable market, and making great progress there, in our ability to serve both OEM and operator customers. Let me cover just a couple of areas. For the June quarter, we will be accelerating 15 to 20 new products based on specific customer demand. All of these products are what I would call category killers and leading technology solutions in the area of remote electrical tilt and integrated amplifier radio in-cabinet products, as well as new products such as our cell extender, which we announced preceding the CTIA show, for direct operator cell extension for T applications in conjunction with OEM deployment.

As I mentioned, all of these are all new categories of products for our customers and our acceleration of these product introductions is driven specifically by customers having looked at and seen these products and driving for specific demand.

Marty will cover later, in the June quarter we do expect some increase in expenses at the gross margin and operating expense level, driven by the various activities needed to accelerate the introduction of these products. We see it as temporary increase in some of those expenses and of course see it as a very positive move, particularly entering new categories and new address markets and focus, primarily, are initially on the North American build of 3G rollouts.

And continuing focus on customers, the validation of our ability to support customers, we are quite pleased with the fact that we recently we won Nortel supplier of the year for 2004. We won Siemens Brazil supplier of the year for 2004. This is on top of the last quarter announce on Lucent Technology’s supplier of the year award. Focus on customers, focus on customers’ needs, we think driven by these kind category killer applications with our advanced R&D applications is really driving the satisfaction in linkage and the trust bond with our customers. All of that positions us to grow faster in the overall market.

Sales grew at 8%, year over year, 13% in our core wireless infrastructure business. Our product breadth, R&D, customer base, certainly is contributing to that. Pleased with the gross margin increase of 90 basis points from the prior quarter. That is excluding the warranty provision, and we anticipate further improvement in the June quarter.

So with that, I will turn the call over to Marty and let him cover a little more detail and then we will come back for questions and answers.

Marty Kittrell - Andrew Corp. - CFO

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  Thanks, Ralph. And good morning, everyone.

In the second quarter, we had a favorable impact of currency of about 2%, due mainly to a weaker dollar versus the Euro. The euro went from roughly $1.24 a year ago to $1.32 in the most recent quarter. Top line benefit pretty much was the only benefit, very minimal impact on the bottom line, since we manufacture most of our product lines locally.

In terms of gross margins, as Ralph highlighted, they were 20.1% in quarter, compared with 24.7% in the prior year quarter. It included just under a $20 million warranty provision. Excluding that provision, margins were 24.2%, up 90 basis points from the prior quarter on a sequential basis, driven by really, a further — being further down the learning curve in terms of the relocation of a number of product lines into our two new facilities. Foray no, sir so, Mexico and Brno, Czech Republic. We also had a favorable impact from having a lower balance of sale of satellite communications products, which as most of you know, carry a lower gross profit margin.

And then we did see an improving sales mix and product mix in North America. A couple of the operators who had been really impacting us since about June of last year started coming back during the March quarter as we had hoped and that helped drive an improving mix.

In terms of copper, we like to update you on copper as it is our most significant raw material or commodity. We consume about 50 million pounds of copper each year. During the second quarter, we increased our forward copper commitments and now cover close to 80% of our full fiscal 2005 requirements. If we were to purchase the remaining 20% of our estimated requirements for 2005 on the spot market today, we might have an impact of approximately $0.01 to $0.02 per share in the second half of the year against our internal plan, but we believe that would still leave us reasonably comfortable with our ability to achieve analyst consensus estimates for the year.

This impact also assumes there were no opportunities to improve this situation through a decline in copper prices, which some analysts have predicted, potential selling price increases. We’ve already implemented some, there is always the opportunity to implement more. And opportunities to improve manufacturing processes or use substitute materials in certain situations.

In terms of operating expenses for the quarter, research and development was 5.3% of sales compared to 6.4% in the prior year. It decreased as a percentage of sales due to higher sales leverage and I would say pretty sharp focus on ongoing project rationalization.

In terms of sales administrative costs, they were $58.3 million or 12.1% of sales, compared to $52.7 million or 11.8% the year ago quarter. That includes a $5.5 million charge for cost associated with the settlement or resolution of two matters. Excluding the charge — sales and administrative would have been 52.8 million or 11% of sales, which is flat in absolute dollars versus the prior year, despite a 8% increase in sales. We are very happy about that.

Just a quick moment on the two matters that we resolved. Both of these were matters that we had disclosed over the last several quarters in our SEC filings. One was an arbitration situation which we are pleased to say was, other than incurring a significant amount of legal cost, was found in our favor with no award for the plaintiff. And then we also settled before going to trial a piece of litigation with Comtier, a former subsidiary of Andrew’s, and we are pleased to have both of those resolved and behind us at this point.

In terms of intangible amortization, $5.4 million in the quarter, down relatively significantly versus the prior year as we have had a reduction of costs that have to be amortized associated with the Celiant acquisition in June 2002, so the quality of our earnings continues to improve. Total amortization last year was 38 million and it will be more like $23 million this year.

Interest income increased versus the prior year. We had about $400,000 of incremental interest income associated with receiving tax refunds in the first quarter of fiscal 2005 and in the second quarter of 2005.

Our tax rate was 38.7%. It increased a little bit compared to the prior year and relative towards guidance, solely because of the geographical mix shift of earnings. We expect to come back closer to 37.5% for the balance of the year, which I will talk about in a minute.

Diluted shares were 162 million versus around 160 million in the year ago quarter. Most of the increases were because of shares issued in the MTS acquisition, which was in March of 2004. We completed the conversion during the recent quarter of the Allen preferred stock that had become Andrew preferred stock. So two points that those of you who model the balance sheet need to take into consideration. We issued 1.4 million common shares and there will be no further preferred dividends for that issue.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

In terms of the balance sheet: Cash was $172 million at March 31. That compares to about $189 million at the fiscal year-end with most of the decrease in the first six months of the year due to the cash acquisition of Xenicom for about $11 million.

Accounts receivable were $472 million at March 31. That compares — that was about 82 days of DSO compared to 74 days at September 30th and 77 days at March 31 a year ago. As you know, we believe our typical range — target range — is 80 to 85 days. The slight increase you have seen in the last couple of quarters is driven by a higher mix of International sales, predominantly European sales.

Inventory was $358 million at March 31, and that compares to about 351 million at September 30th, 327 million at March 31, a year ago. Turns were 4.3. That’s flat with September 30th and up slightly from March 31 of 2004.

Our inventories continued to grow, partly in anticipation of support for network upgrade and expansion products by certain large North American operators. We also picked up some inventory associated with the two small acquisitions we have made this year of the services business from American Tower and the Xenicom acquisition.

Excluding the one-time warranty charge, inventory turns were around 4.1, based on how you calculate turns, and frankly we are not happy with the progress we have made in the second quarter in this area and are very focused on continuing to drive improvement in turns over the next several quarters towards our intermediate range target of 5 turns.

The other thing that’s been impacting us a little bit in terms of our import performance is frankly, just the currency effects with a strong Euro, our European inventories tend to translate back into higher dollars which puts a little pressure on us as well.

In terms of debt, debt outstanding was about 300 million. That is roughly flat with September 30th. Debt to cap continues to be in the 16% range, well below our general target guidelines of 20 to 25%.

Cash flow from operations: we’re pleased we turned cash flow positive in the quarter after using cash in Q1. Our cash flow from operations was 27.2 million and that gives us positive cash generated in the first six months of the year. Although, we are still not quite up to our target range, but we do believe we still have a reasonable chance of doubling the amount of operating cash flow compared to FY ‘04, although that will take a continued good performance in the last half of the year.

As it relates to third quarter guidance, we have given guidance in the earnings release, as we typically do for the coming quarter, and let me highlight just a few points. We expect sales to range from 480 to 510 million after having an excellent March quarter. We anticipate that coming from global growth in wireless infrastructure and continuing improving trends in North America, although we have seen some shift, and I think analysts have commented on, some shift on anticipated deployments into the last half of the calendar year.

In addition, our growth in wireless infrastructure will be offsetting what we believe to be another modest decline in our Sat Com come business during the coming quarter. So, when you kind of look through those two factors, we’re reasonably bullish as we outlook over the balance of the year.

Gross margin, we expect a modest increase, probably on order of magnitude of a little bit less than we’ve had the last couple of quarters, from the second quarter and first quarter. In the third quarter, that will be driven by operational improvements and a more favorable product mix. And the real issue is how much of that is offset by higher raw material costs and the ramp-up costs that Ralph mentioned associated with multiple new product introductions that are anticipated over the next three or four months.

Total operating expenses during the third quarter should increase on an absolute basis compared to the second quarter, excluding the litigation costs in the second quarter. So you need to back those out of the second quarter and then anticipate an absolute increase, due mainly to the accelerated expenses for new [inaudible] production, which Ralph touched on, and I would say that we are still incurring higher than normal expenses to meet Sarbanes-Oxley compliance requirements. We’ve been incurring those for the past couple of quarters, we expect those to be peeking currently and then start declining after we get past June.

Both gross margin and operating expenses for the third quarter include, on a combined basis, the 3 to $4 million of cost that Ralph had previously discussed relating to the accelerated introduction of the 15-plus new products that we anticipate over the next several months. As I had indicated, the tax rate for the balance of the year, we’re still anticipating 37.5%. That does not include any potential impact for cash repatriation under the American Jobs Creation Act of 2004, which we continue to evaluate. But we have, both this year — because of our physical year — we have both this year and next year to make any plans or decisions regarding potential cash repatriations and are taking our time to fully analyze it. We expect the full-year tax rate to still be on the order of magnitude of 35%.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

Shares, for modeling purposes for Q3, you should plan 180 million. If you do that, you also need to add back the after-tax cost of the convertible interest. GAAP EPS for Q3, we are giving guidance in the range of $0.09 to $0.12. That includes intangible amortization restructuring costs of $0.02 per share. If you exclude that, cash earnings would be between $0.11 and $0.14 per share. Some of you may be aware that the FASB regarding option expensing has been delayed. And, Mark, I guess we now anticipate that effecting us for the first time in Q1 of fiscal ‘06.

Mark Olson - Andrew Corp. - CAO

That’s correct.

Marty Kittrell - Andrew Corp. - CFO

Yes. With that, I would now like to turn the call back over to Ralph for questions.

Ralph Faison - Andrew Corp. - President, CEO, Director

Thank you, Marty. And Christine, we are ready to open up for questions.
QUESTION AND ANSWER

  Operator

  Thank you. We will now begin the question-and-answer session. [OPERATOR INSTRUCTIONS] First question comes from Mark Sue from RBC Capital Markets. Please go ahead.

  Joon Kim - RBC Capital Markets - Analyst

  This is actually Joon Kim for Mark Sue. You actually mentioned increased sales and orders for the March quarter — for, actually, March. Was that solely Cingular? And could you also offer some more details on gross margins improvement, for example, offsetting the impact of copper pricing, if possible, on a basis point — in basis points? And also, positive impacts from moving manufacturing to lower cost regions and lower sat [ph] time and mixing North America, what the impact was on gross margins?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Okay. Let me see if I can capture — I think you have three questions there. I will take the first one and maybe ask Marty to address the next two.

In terms of sales and momentum increasing in March, we did see that increase towards the end of the quarter driven primarily by growth, continued growth for the quarter in Europe as well as some return of spending by some key operators in North America. Cingular specifically was essentially flat from the December quarter through the March quarter. So we haven’t seen — while we’ve seen — continue to guide to see increased activity with a potential build with the post-merged group there, we have not yet seen that. As Marty pointed out, I guess we are agreeing with the majority of the analysts out there now as we look towards visibility for June, is that the bulk of that activity would be a more of a second half. We are pleased that that particular customer has recently reconfirmed their desire and plan to spin towards their previously announced Cap Ex plans and we expect the bulk of that to be in the second calendar half of 2005. I will turn it over to Marty for the copper and other questions.

  Marty Kittrell - Andrew Corp. - CFO

  Yes, we are not going to get real specific here. But in general, if you took the 90 basis point improvement in the March quarter, you know, I would probably split it maybe a little bit to say that roughly half of that came from improved product mix and roughly half of it came from operational improvements during the quarter. As we look going forward — and we’ve talked about this at length in terms of the effect of copper. You know, copper, our plan for copper for the year was around $1.20 a pound for the last half of the year.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

Current spot price of copper is closer to $1.50. You know, $0.30 of copper inflation there, times 20 or 25 million pounds gives you a 6 to 7.5 billion dollar impact. So, you know, that’s the rough order of magnitude of numbers that you can work back through your margin models if you want to. The lower amount of improvement we are forecasting for Q3, than we have had in the last two quarters where if you average the improvement of the last two quarters, it has been about 100 basis point a quarter. We expect it to be a little bit lower in the June quarter for the reasons we outlined in the earnings release which were — we expect some continued improvement in mix but we also anticipate a little higher effect of the commodity costs increases we have seen. We also anticipate that the mix, in terms of geolocations, continue to decline will impact us a little bit.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Yes.

  Marty Kittrell - Andrew Corp. - CFO

  So, Ralph?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Next question?

Operator

  Next question comes from Tim Long from Banc of America. Please go ahead.

  Tim Long - Banc of America Securities - Analyst

  Thank you. Two questions, if I could. First, Marty, could you just give us a sense of what the acquisition impact was in the quarter for ATC and Xenicom? Was it kind of as expected, particularly on the top line side?

And then maybe, Ralph, if you could just talk a little bit about the new products. You said a lot of these new products were customer-driven. Just give us a sense, are some of these in the orders already, orders reported in the quarter? And maybe just give us a sense of what this means towards your outlook. What kind of percent of new products are you expecting to see the next few quarters and if or not that will have any positive gross margin implications once the ramp phases through. Thank you.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Because I am more feeble of mind than Marty, why don’t I take the second question first and that way I can remember the question.

  Tim Long - Banc of America Securities - Analyst

  All right.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  So let me talk a little bit about new products. Obviously we are pretty excited. As I mentioned before, these are products that are leading edge technology. We have a significant leadership in the kind of remote electrical tilt antennas. We have been working on that technology for quite some time and we are quite pleased with what I call the kind of broad — by the way, this is driven initially primarily in North America. The broad adoption of this technology and product.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

Now, we have had to accelerate beyond our original forecast of when would these products, you know, go live, and what was their acceptance. So, good news. But in the quarter, as Marty mentioned, it caused us to pull up various launch costs, R&D costs, as you probably know, particularly on the more electronics products and products that hang outside, we spend a great deal of initial product production on reliability testing. That sort of thing. So all those costs associated both at the gross margin line and the operating expense side, operating margin line, come in the June quarter so that we can accelerate these product ramps and deployments throughout the — some as early as the June quarter and others beginning in the fourth quarter. So that’s kind of the remote tilt side.

On the in-cabinet or base station subsystems group level, three OEMs are now — have specific demand calls for our amplifier — integrated amplifier radio product. All of you know we’ve sent — we think we are the leader in that area, we’ve spent a good bit of time and effort there with certain key OEM customers and the acceptance rate is starting to take off now. So much so that we are also having to speed those introductions so that in the June quarter, we are incurring some additional R&D again for tests and speed of deployment for then sales to begin over the next several months of those particular products and again, particularly in the base station subsystems group, we like the fact that there are specific identified projects by our key OEMs driving that acceleration, not just an internal OEM test platform driving the acceleration. So we are quite pleased with the product.

And lastly, I was talking — I mentioned the cell extend, the product that we introduced to CTIA. It is getting significant acceptance, again, primarily around the North American region initially and we are seeing that go. Yes.

  Tim Long - Banc of America Securities - Analyst

  And Ralph, just as a follow-on, is it safe to assume that — these sound like more technical active products. So once the ramp phase is through, could we think of these as higher margin products?

  Ralph Faison - Andrew Corp. - President, CEO, Director

    Yes, across all of our new products, obviously, from a planning perspective, the initial kind of ramp, once you are up ramp and at scale, we see those as higher margin in the portfolio. Obviously, with start-up costs, experience, coming up ramp, as any new product introduction looks like, the initial costs are a little higher than what the full ramp cost is. But certainly once these reach ramp maturity, we see these as higher margins and their relative products being replaced, and I would say particularly in the kind of base station/antenna range, where you get much more sophisticated products than a static base station antenna.

Marty Kittrell - Andrew Corp. - CFO

  Back on your first question, the effect of our two most recent acquisitions during the quarter, we probably picked up about $12 million of revenue. We had the American Tower services business for a full quarter and we had Xenicom for part of a quarter. Probably lowered operating profit of about a million dollars on the bottom line by having those, because the March quarter is the seasonally weak quarter for a services business. So, probably impacted as negatively on the bottom line by maybe a million bucks but picked up about $12 million on the top line.

And then, we would expect the services business to improve its results as we get into the seasonally better quarters and as we pick up a full quarter of Xenicom, we would expect both those numbers to improve in the June quarter.

    Tim Long - Banc of America Securities - Analyst

Then, Marty, no other acquisitions are incorporated into the current guidance for June?

  Marty Kittrell - Andrew Corp. - CFO

  No, doesn’t assume any new acquisitions.

  Tim Long - Banc of America Securities - Analyst

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  Okay, great. Thank you.

Operator

  Your next question comes from Avi Silver from Bear Stearns. Please go ahead.

  Avi Silver - Bear Stearns - Analyst

  Hi. Good morning, guys.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Hi, Avi.

  Avi Silver - Bear Stearns - Analyst

  Hi. Just a few questions. First of all, I assume that Comsearch is probably the — most of the remainder of the Network Solutions business. And just towards how quickly that has been growing? Also, a question for Marty, just on the timing of the cash impacts relating to the warranty provision. And just two quick housekeeping questions. You used to give an number of OEMs you are shipping to quarterly. I don’t think you’ve given that the last two quarters and I was just curious if you can provide us with an update there? And then, just quarter to quarter trend in the geolocation business.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Okay. So let me start with your first question. The Network Solutions business. Network Solutions, in terms of component businesses, we talked about the E911 geolocation application. In addition, other geolocation business — E911 is one application. Other applications of geolocation continue to be a part of that business, ongoing, whether it’s E911 to tier 2 and 3 customers, international applications, which may be similar to an E911-type service or other types of aspects of geolocation location-based services.

In addition, you talked about Comsearch. We also, within Network Solutions, have our tests and measurements business. We also have our network optimization business, which Zenicom recently enhances that network optimization business. Network Solutions is really focused around insuring that we can better serve operators and OEMs in efficiently deploying their capital for maximum — I guess, maximum [inaudible] performance, if you will. So as we look at that business, we expect that to be — once you take away the anticipated decline — and granted, by the way, we talk about anticipated decline, with the decision of our key customer, that does accelerate the tail. But within the range of kind of the — that we have talked about in terms of what that business may evolve to be, post-2005, does accelerate that tail a little bit.

And then we look at the rest of those businesses as being, while smaller, being significant growth curve businesses that we have invested in for better service of operators and OEMs.

Let’s see, there was another part of your question. The question of OEMs. We stopped sometime ago, talking about OEMs because we effectively now address all of them, including all the major established OEMs as well as very nice traction with emerging OEMs, primarily in, obviously, Asia. Samsung, ZTE, Huawei, very good relations there and very good traction of growth. In fact, if you were to look at percentage growth factor, those would be obviously our fastest growing OEM customers. We just don’t list them any more because it would be a, you know, pick your number. Ten out of 10. Twelve out of 12. However many OEMs you want to talk about, we now have major activity with.

  Avi Silver - Bear Stearns - Analyst

  Okay. Great. Just on the timing of the cash impact or any potential cash impact relating to the warranty provision?

  Marty Kittrell - Andrew Corp. - CFO

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  Yes, the — I would say, Avi, that it is about an 18 month project to do everything that is going to be required and for lack of a better estimate at this point, I would basically say, kind of over that 18 month period you could pretty much straight line the cash impact.

  Avi Silver - Bear Stearns - Analyst

  Okay. Great, thanks.

Operator

  Your next question comes from Mike Walkley from Piper Jaffray. Please go ahead.

  Thomas Walkley - Piper Jaffray - Analyst

  Okay, thanks. Let me start here, Marty, just with a clarification question. When you talked about the impact from the higher copper places, you said you still feel the need to — you’ve come to a street estimate, so does that mean you’re still comfortable also with the 10% operating margin later this year?

  Marty Kittrell - Andrew Corp. - CFO

  In terms of the the overall operating model, we obviously still believe that 10% operating profit is the number that people should stay focused on. We continue to make good progress towards that. At the same time, I think we would also acknowledge that with some of the issues we’re still wrestling with and working through, that it is getting more difficult to say that we will exit the year at 26% gross profit, although that is our target.

I think it is more realistic to say that we will be approaching 26% and we believe we can be at 10% op profit, because as Ralph and I have both been talking about, we continue to really get a good leverage performance in terms of operating expenses. Obviously, the level of sales we have in the last half will help dictate what we do in terms of OpEx, in terms of the leverage on OpEx. But 10% operating profit is still our short-term target that we are trying to get to.

  Thomas Walkley - Piper Jaffray - Analyst

  Great. And maybe just a little more color on the different regions. Sounds like sequentially things are still not really kicking in on next quarter but you still see improving visibility in the North American market. Going through the year, with [inaudible] you should see that pick up. How about some of the other regions of the world, you know, impacting kind of a flattish next quarter revenue trajectory?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  As we have seen in this particular quarter, Europe continues to be strong. It was stronger, frankly, than I expected which has lead to the better results than we had originally guided for in March, which was one of the major factors. Asia Pacific. China, as we have talked about, any time a region, customer, area is on the verge of a technology decision, we have witnessed a slowing down of purchasing and we are seeing that specifically in China. Now, the rest of Asia-Pacific, we are seeing kind of a counter balance activity there and we expect to continue to see the rest of Asia Pacific strong.

So I would see Europe continuing to grow. We’re still very pleased with, optimistic about, the future of North America. We have seen in the March quarter, operators other than those that are doing big builds, who have returned to a better level of spending, particularly from when they almost stopped spending in previous quarters. And we expect that level to continue to accelerate as, you know, kind of just good old-fashioned competition heats up amongst the key operators in North America.

And as I mentioned earlier, I am very pleased with the reaffirmation of spin by one of the key customers of their CapEx.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

Hey, just ticking back to one of the comments that Marty just made, one point I have not kind of called out for you. If you think about the operating expense improvement, if you look at quarter to quarter, December to March, on an overall 8% growth in revenues, R&D and SG&A were essentially on [inaudible] dollar basis, flat. That’s where we continue to gain scale in our model and continue to drive operational improvements. We haven’t spoken much on it on this call, but we’re still on track with our SAP deployments across the former Allen locations, international locations. That will drive a greater level of efficiency. So we continue to drive that, so focus on our 10% operating income is where we continue to be.

  Marty Kittrell - Andrew Corp. - CFO

  Yes. In fact Ralph makes a good point. With the pace of SAP implementation and the SarbOx investments we’ve been having to make, even with those, we’ve been showing excellent operating leverage and continue to stay real focused on that.

  Thomas Walkley - Piper Jaffray - Analyst

  Great. One last question for you, Marty, nice to see the improvement on the cash flow from operations. Do you still feel like that 100 million is a good thing to think about in terms of a target for the year?

  Marty Kittrell - Andrew Corp. - CFO

  No, it’s our target. Now, as you can see, our cash flow can be pretty volatile and a lot depends on the levels of inventories we have at year-end. If we do a good job of reducing inventories between now and year-end, then it will be an achievable number. If inventories continue to grow, even though that might be explainable by having real high sales that we have to report in the last half, then it would be more difficult to accomplish that. But we are real focused on that.

  Thomas Walkley - Piper Jaffray - Analyst

  Great. Thanks very much.

Operator

  The next question comes from Rich Valera from Needham & Co. Please go ahead.

  Rich Valera - Needham & Co. - Analyst

  Thank you. Marty, in terms of the SAP SarbOx costs you cited, can you say how significant they are, like how much they were in the March quarter and how much lower we would expect them to be, exiting the year?

  Marty Kittrell - Andrew Corp. - CFO

  Rich, it’s — I will give you some real rough numbers, but it is certainly on the order of magnitude of a couple of million dollars a quarter.

  Rich Valera - Needham & Co. - Analyst

  Okay.

  Marty Kittrell - Andrew Corp. - CFO

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  For the last couple of quarters, we would expect that again in June. We would expect that to start declining in the September quarter and would, obviously, get some positive comparisons next year. Because we — even though SarbOx is in general driving up costs in total and will cause a higher level of cost on an ongoing basis, the incremental cost we’ve had to spend this year won’t be repeated next year.

  Rich Valera - Needham & Co. - Analyst

  And you mentioned you have several new products coming out and that once you got through the initial startup phase you would expect then to have higher than corporate gross margins. Could you quantify the typical start-up phase? Would we assume a quarter here or would we assume multiple quarters?

  Marty Kittrell - Andrew Corp. - CFO

  Rich, you would almost have to go product by product, and it depends on when that launch is and obviously the more complex the product, the more complex the supply chain, the more complex the manufacturing process, tip [ph] factors, things of that sort that require more experiential. So on the — what I want to say, the less complex products, you are looking at the best part of a quarter, a little more. On the more complex products, a couple of quarters, summing up ramp. And a lot of that depends on where the peek volume or the planned volume levels hit, with orders. So it is a factor of no more than a couple of quarters.

And the good news for us this year, relative to, say, this time last year, is that last year we were trying to bring out new products and had new employees at new manufacturing locations. This year, we have got a pretty stout lineup of new products that are being introduced but we at least have a more mature manufacturing environment and employees who have been with us for a year. So there is not quite as much of a learning curve as we had this time last year.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  I think it’s important, on that one, 15 to 20 products, while we haven’t really tracked and kept track of specific quarters and new products per quarter, this is a very unique quarter with that many new products. And, again, particularly driven the acceleration by specific customer requirements, not necessarily just for product line replacements and/or for test patterns or test systems for new OEMs and base stations. These are all driven by either OEM customers, one, or operator customers deciding on an approved product.

  Rich Valera - Needham & Co. - Analyst

  Great. And then, with respect to your geolocation business, what’s your confidence level about your backlog not being canceled. You mentioned if your backlog wasn’t cancelled, you know, you kind of gave a trajectory, but has the customer given any assurances or made any statements about the certainty of that backlog?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Yes, so, Rich, we are very early, as I mentioned in the call. We received kind of what I would even say, not even formal notice yet. Informal notice, given our depth of relationship there and just felt that as soon as we know something, disclosure is important. So, over the coming next couple of months, I might even say two to three months, those plans will be worked. With that, the fact that it takes that kind of effort to plan is where we draw our confidence. The complex nature of these products, software, system integration issues, as well as the regulatory requirement to one, continue meeting certain areas of the, you know, kind of the blue network if you will, for SEC requirements, as well as continued requirements across those areas.

So there are new requirements every day to be met. So with that is where we draw our confidence. But we will know more data over the next two or three months as we work very closely with our key customers to plan the appropriate transition.

  Rich Valera - Needham & Co. - Analyst

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  Can you give us any sense of the 115 million expected this year? Can you give us any sense of how much of that is due to backlog with that customer?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Well, if you take that, you know, if you take that 115, you figure the year is about half over, right? We don’t want to give specifics for customer reasons and other reasons. Don’t want to give specific backlog data. But if you just do your math and look at the year being about half over and look at the backlog associated with the full year, that would be it. Or said another way, about 20% of our total backlog is associated with geolocation.

  Marty Kittrell - Andrew Corp. - CFO

  Yes, and some of the backlog, with that cyclic customer, actually extends into next year. I think Ralph’s last measure is probably the better one, which is it’s approximately 20% of our total backlog is associated with this one situation.

  Rich Valera - Needham & Co. - Analyst

  Okay. So it is after you adjust for the fact that half the year is gone, essentially.

  Marty Kittrell - Andrew Corp. - CFO

  Right. And geolocation for Andrew and Andrew’s portfolio of products is unique in the fact that it has a backlog. Most of our business we don’t really think of in terms of backlog, given our very short order delivery time frame and the resultant visibility aspect of that. And we don’t necessarily want to paint an overly negative picture here, because, frankly, we just don’t know. There’s also the possibility, and Ralph you can comment on this, that we may see incremental orders as they determine what level of support they need from us over the coming years. So it is a little early to gauge what the actual impacts might be.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  As I think we traditionally do, we are trying to peg a conservative expectation here.

  Rich Valera - Needham & Co. - Analyst

  One final question on that. In terms of the 65 million for fiscal ‘06, can you say roughly how much of that you would expect from, just, maintenance, which was one of the items you mentioned there?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  That would be a small size. The larger aspects of that 65 million — and remember, the 65 million is just the geolocation portion of Network Solutions. So I want to continue to focus that for people as they start thinking about the future of the whole Network Solutions area. So that would exclude, then, Comsearch, Test and Measurement, and Network Optimization areas. So as we look at that, the vast majority of that is tier 2, tier 3, international- type operations associated with the geolocation applications.

  Rich Valera - Needham & Co. - Analyst

  Okay. That’s it for me. Thank you.

Operator

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  Next question comes from Jeff Spall from Lehman Brothers. Please go ahead.

  Jeff Spall - Lehman Brothers - Analyst

  Thanks very much. Marty, I have a couple of questions for you, actually. The first question is on the OpEx that you are anticipating in the June quarter. Is that something that we should expect to continue or slough off in the September quarter?

  Marty Kittrell - Andrew Corp. - CFO

Well, the product introduction cost, as Ralph indicated, will probably — some portion of it will probably continue into our Q4 for the more complicated or sophisticated product. And then the SarbOx cost, compliance-type cost, should peak in the June quarter and start declining fairly dramatically in the September quarter.

  Jeff Spall - Lehman Brothers - Analyst

  Okay. So of the 3 or 4 million ramp, then it might come down by 2 or 3 million in September.

  Marty Kittrell - Andrew Corp. - CFO

  That’s right.

  Jeff Spall - Lehman Brothers - Analyst

  Okay. Fantastic. And then the second thing is, could you clarify your reference to the analysts’ consensus view for the fiscal year? Were you regarding to — operating expense — targets, or —

  Marty Kittrell - Andrew Corp. - CFO

  All we are saying there is, we are not confirming or denying analysts’ expectations for the year except as it relates to the effect of copper. We don’t think analysts need to necessarily change their models because of the effect of copper.

If you want to change it for other reasons, guidance reasons, the sales environment, so on and so forth, that’s within your discretion to do so. But we don’t think people would necessarily need to modify their model significantly just because of the copper factor.

  Jeff Spall - Lehman Brothers - Analyst

  Okay. Then Ralph, for you perhaps, can you tell us what we should, what seasonality is for you, traditionally, in the September quarter?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Well, seasonality for Andrew, if you go back a few years ago, pre-2002, was pretty predictable. Predictable with northern hemisphere weather patterns, and given the fact that cable and antenna — it’s a lot easier to climb a tower in the spring, summer, and fall months than it is the winter months. You would see a traditional seasonality, that March would be the weakest, followed by June improving. September most often being the biggest quarter, but sometimes tied for or beaten by the December quarter.

Since 2002 though, the Andrew portfolio of products has changed dramatically to where we are about 50% kind of what I would refer to as — I can’t say passive any more, because antennas are becoming quite complex and active — but what I’d call outdoor-type applications versus inside and indoor applications, about 50/50. So now a lot of those things may change. So we have yet to see a predicable seasonal pattern. Given the breadth of our product, our global distribution and the breadth of our customer strength, it really is now more a focus and function of what are

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

customers spending? What is the total market spending at this point in time? And when we see big customers slow in spending, we see that impact.

So, seasonally, we would expect some uptick in June as we are showing and some continued utick in September, but a lot of that, as we demonstrated last year, is a function of what is happening with large customer bases.

  Jeff Spall - Lehman Brothers - Analyst

  Okay. Thanks very much.

Operator

  The next question comes from John Bucher from Harris, Nesbitt. Please go ahead.

  John Bucher - Harris Nesbitt - Analyst

  Good morning. Ralph, your wording of the accelerated in the June quarter on the Remote Antenna tilt. The acceleration means moving the schedule forward? Or does it also mean numbers of interested customers? And could you say — you mentioned three OEMs for the integrated PA product, can you say the number of customers that are interested or that are ordering the remote electric antenna tilt product?

And also, if you could elaborate a little bit on your anticipation for the application scope here. Is this something you see being used on a point deployment basis or do you see potential broad-based deployments of this? Thank you.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  As usual, I will start with the last and work my way backwards, for some reason this morning. Broad-based deployment on the remote tilt. Broad-based deployment. I would say the interest factor is consistent across — and again, I did point out, North America is where we’re seeing the initial entry point, which we expected. The interest factor is across the majority of operators, those operators that are planning large builds and significant technology changeover or whatever other activities are leading the charge, because it is real basic, they have a need to do a change. Therefore, they change to the leading edge technology. So we are seeing that.

Now, I think you asked a question around acceleration. We are seeing acceleration requirement in the introduction because of demand and you know, when we sat back and tried to figure out when would the build take place and when would they adopt new technology across the operator, we were too conservative. They are doing it quicker than expected, which is a good thing. But we are having to accelerate so that we meet both the demand of individual customers as well as broader based across all North North American customers.

  John Bucher - Harris Nesbitt - Analyst

  And would your expectation be that over time you will see the percentage of these more complex antennas increase as a percentage of your overall sales?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Yes.

  John Bucher - Harris Nesbitt - Analyst

  And also, on the P.A. side, your view of the percentage of future OEM designs that are going to specialize or utilize an integrated PA transceiver.

  Ralph Faison - Andrew Corp. - President, CEO, Director

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  As I mentioned earlier, we have three in there and they’re — all the OEMs seem to be large. Three OEMs who are quite interested in the integrated product passed their testing phase and into the — as we win certain bids, deployment phase. And that explains the acceleration there. But interest across the board from all other OEMs. Many OEMs have different views of how much they outsource or how much they insource and the like, but the trend of integration for further delivery of what we continue to see, you have to deliver more bang for less buck, and that integration is the next evolution of path there, and while we’ve been spending R&D efforts to bring out products that do that for our OEM and operator customers.

  John Bucher - Harris Nesbitt - Analyst

  Thank you.

Operator

  The next question comes from Brian Modoff from Deutsche Bank. Please go ahead.

  Brian Modoff - Deutsche Bank - Analyst

  Yes, Marty, question on the 5 million or 5.5 million of one-time for OpEx for the lawsuit, etcetera. Is that mainly an SG&A charge?

  Marty Kittrell - Andrew Corp. - CFO

  Yes, it is all in SG&A, Brian.

  Brian Modoff - Deutsche Bank - Analyst

Okay. And then, if you look back. Since Q4 of ‘02, you have had a series of one-time charges each quarter, some quarters being more significant than others. When can we kind of look at that as tapering off?

  Marty Kittrell - Andrew Corp. - CFO

  Well, Brian, we hope like heck that we don’t have any one-time charges in the next two quarters. The historical things that we have been wrestling with were the legal matters. The legal — the Comtier matter and the Russian arbitration, those have been with us for multi-year periods. We worked very hard to get those resolved and did resolve those in this quarter. There are no other legal matters at this point that we are wrestling with.

The one-time charge for the warranty, obviously you can’t predict when things like that are going to happen. But, in terms of other things on the horizon that could give rise to something like that, we don’t see anything currently.

  Brian Modoff - Deutsche Bank - Analyst

  Okay. In terms of the Cingular, [inaudible] build, Ericsson on their call indicated that a chunk of that 20% sequential increase in work in progress was indeed from shipments into Cingular. And if Cingular plans to launch 20 markets by November of this year, they can’t very well start building that in Q3 of this year. So what reason, why do you think you are not seeing orders from them yet? Is it the timing of when they put your products in? What’s your view on that?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Brian, you’re really kind of talking in the past. If you look at our order and delivery cycle, if you look at site level deployments of things we sell directly to our operator customers, those orders come in weeks not months prior to the deployment, because we have distribution capability

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

throughout the U.S. to deliver in four to five days the kind of requirements that are there. That is for cable, connectors, hangers, accessories, those kind of things required at the site level. Antennas, yes, we get a little bit more visibility, but certainly not at the active components level. Now, at the active component level for key OEMs, we would see some demand associated with their building of their capabilities to deploy as well, prior to some of that.

So, it is always hard and as we’ve said in the past, most often in builds we know after the fact where something actually ended up. Or we guess where they may be building for. But we don’t have perfect visibility as to where a key OEM may be building for. We just supply to them.

  Brian Modoff - Deutsche Bank - Analyst

  But it is your view that what you will see for more, the more direct view stuff is kind of Q3, calendar Q3, and beyond?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Yes. And consistent with, you know, what most of our industry peers, customers, and most of all, you guys see in terms of a second half deployment, you know, and if I wanted to try to make rational, logical sense of it, trying to do the network planning to enable an operator to do the kind of deployment that some of our customers are doing at this point in time, often times takes longer than they originally expected. And I would imagine that is taking place here.

  Brian Modoff - Deutsche Bank - Analyst

  Thank you.

Operator

  Next question comes from Matt Robison from Ferris, Baker, Watts. Please go ahead.

  Matt Robison - Ferriis, Baker, Watts - Analyst

  Most of my questions were answered. I did want you to see if you could comment on what you’re seeing in the area of tower-mounted amplifiers and how that might be effecting your mix of revenue.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  What I would refer to — things like tower-mounted amplifiers, [inaudible], things like that are a new category for us, direct to operators. As you know, or if you followed Andrew, you know we are very conservative on those things we do direct with operators. And we do that in conjunction with and minimal conflict with our key OEM customers. That is a category that has now become more mainstream for players like us and we are seeing very nice traction, direct to operators, with those kind of orders. We won’t disclose specific operators, but again, I would tell you it’s — our entry point there is highly dominated by the North American market and we are quite pleased with the traction that our base station sub-systems group is making there.

  Matt Robison - Ferriis, Baker, Watts - Analyst

  Okay. So, that category would effect your mix for that base station sub-system, then.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Yes, we like the mix of those kinds of products.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  Matt Robison - Ferriis, Baker, Watts - Analyst

  Okay. Thank you.

Operator

  Next question comes from Michael Ounjian from Credit Suisse First Boston. Please go ahead.

  Michael Ounjian - Credit Suisse First Boston - Analyst

  Great. Thanks. Two quick questions. First of all, with a lot of these builds being — or a lot of the big network builds that you’re expecting, coming more weighted towards the calendar second half. Should we expect in September and December to start to see the mix, the revenue mix shift back towards base station sub-systems to some degree, and if so, what impact do you expect that to have on some of the margin improvements you are looking for.

And then second, Marty, if could get just an update on where things stand with the supply chain relocation towards some of the lower cost markets in Mexico and the Czech Republic and whether there’s any additional margin benefit to come from that in the next few quarters.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  I will take a crack at both of them and then you can fill it in, Marty. Mike, in terms of the mix, I don’t anticipate any significant mix shift, because again, as we think about kind of a North American build, we expect a nice mix of direct to OEM preceding builds and direct to operator as the builds hit site. So, the timing of which, given the way in which, you know, you can’t deploy everything all at once, so there will be a sequential nature, the timing of which we hope will provide us with a smooth mix format. That’s about all I can say on that one. We don’t anticipate some shift — significant shift driven by a North American build. We like North America, as you know, particularly on the site level deployment, given it is a significant area of strength.

In terms of supply chain relocation, the principal area of focus there is really in two businesses. One is our filter business that we acquired from Allen, where a year ago, virtually 100% of the supply chain was in Europe, predominantly Italy, and what we did is build and enhance our capabilities in China to manufacture those and then need to move a supply chain to China. The effective qualified supply chain for future orders is 60 to 70% of that is now in China. The issue we have is we have to continue to go through the inventory associated with the previous supply chain and close out those suppliers in that transition. I would expect that to take the vast part, as we have given guidance before, the vast part of the rest of this fiscal year in order to accomplish that and to flow through that older European sourced inventory and then see the start up of our new supply chain. So, I would call the heavy lifting, qualification finding, setting up new suppliers is done.

What is yet to be done is the cycling down of old inventory, the cycling up of new inventory and then the transitioning of more manufacturing volume to our established Chinese group.

Sat Com is the other area where a supply chain move is — a supply chain and manufacturing move is to be done, and that’s our North Carolina facility for Sat Com, and we intend to move that to a lower cost region, predominantly Mexico, and that should be over the next 12 months. Twelve to 18 months as well. Great. Thank you. Thanks, Mike.

Operator

  The next question comes from Ken Muth from Robert W. Baird. Please go ahead.

  Ken Muth - Robert W. Baird - Analyst

  Good morning. I think it was kind of late ‘04 you guys instituted a price increase on the copper to your customers. I was wondering, have you seen any negative pushback from that? And possibility, would you site another price increase for those products, going forward?

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Yes, we are starting to see some of the results of that price increase and what I can tell you is that in the areas that are hotly competitive, we are still seeing particularly smaller cable operators. Particularly Asian smaller cable operators. Those that don’t have much share continue to be very aggressive on pricing. That limits our ability to pass through price increases, so we’re — as I’ve kind of guarded in the past, what we would expect is a counter balancing effect to that price pressure so that the 7 or so percent price increase that we published back in September or so, should counteract some of the normal anticipated price pressure or price erosion.

Going forward, will we continue to use those kind of mechanisms? Copper price increases, our cable price increases are copper surcharged. Yes, I think you will see us continue to try to use some of those levers in key areas and in key customers, but we will balance that with maintaining and growing our share of the space. Scale, as you know is extraordinarily important to us and maintaining that share and key customer relationships and key builds is important as well.

So, it will continue to be a wicked battling ground for component cost, counteracted and are exacerbated by price pressure. Price increases trying to limit some of that pricing pressure and continuing to watch the commodities markets very closely to see where our strategy for future hedging would be.

  Ken Muth - Robert W. Baird - Analyst

  Just a quick follow-on. Do those Asian vendors, are they bidding on North American business? Or is that just in the Asia-Pac region?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  We don’t see much of it yet, of the Asian vendors in North America. It would be pretty difficult. They are typified as smaller shops that regionally can create some problems in Asia. So direct competition in North America, really not a factor. But as — particularly on the OEM front, as most of our customers are global in nature, it does have a bleed-over factor on a global pricing concept. So there is some comparative price pressure associated with that but we don’t see specific a China supplier of small scale air shipping or boat shipping cable to North America. Plus, as we pointed out in the past, North America — we have an advantage here in that it requires our — generally standardized around a larger diameter cable that we have a very nice position in.

  Ken Muth - Robert W. Baird - Analyst

  Thank you.

Operator

  Your next question comes from Larry Harris from Oppenheimer. Please go ahead.

  Larry Harris - Oppenheimer - Analyst

  Yes, thank you and congratulations on the progress on the integrated amplifier products.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Thank you, Larry.

  Larry Harris - Oppenheimer - Analyst

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

  Just wanted to confirm my impression, the answer to an earlier question that your target to exit the year in terms of gross margin is 26% and operating margin is 10%, but there are a lot of moving pieces and you probably — seem to have a little more confidence in terms of hitting or getting close to a 10% operating margin than, say, to the 26% gross margin. Is that a fair read?

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Yes, Larry, you can break it down to pretty simple mechanics. We control the operating expense with far more surety than we do things that we were — I was just talking about, for instance, on just the cable products. Price pressure and commodity costs. Those are some areas where we do our best to guess and we certainly have been chasing those over the last — particularly year, year and a half. So that has a lot more volatility and a lot more input variables that we don’t have as much direct control over and it’s why we stayed a lot more confident on our ability to scale, drive efficiencies of operation, that really do hit more on the OpEx line item.

Our SAP implementations, we’ve done a number of those in Andrew history, so we understand how those animals behave and the improvements in shared services, etcetera, that they drive, so we can feel more confident in our prediction there.

  Larry Harris - Oppenheimer - Analyst

  Great. Thank you.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  All right. Thank you, Larry.

Operator

  There is time for one last question. Our final question today comes from James Faucette from Pacific Crest Securities. Please go ahead.

  James Faucette - Pacific Crest Securities - Analyst

  Thank you very much. I think most of my questions regarding the near term and the next year have been pretty well addressed. I did have a longer term strategic question, from the standpoint that over the last couple of years, you guys have done a really good job of introducing more intelligence into your product line-up and mix. I am wondering how you see that developing. Do you feel there is additional technology and intelligence acquisitions that you would like to do and bring in and how should we think about what your ultimate mix between kind of passes and smart products my look like. Thank you very much.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  Thanks for the question, James. Sure, we see — as we see in the trend thus far, we see smarter and smarter products entering a more complex network. If you think about wireless evolution, the first 10 years are really typified by hurry up and get coverage or get some level of service and drive subscribers. Now we are in a more mature phase in this industry of, hey, wait a minute. Make the network better in a couple of factors. One, more complex feature functionalities for more complex or more sophisticated users. Video, data, steel frames, give me more band width in more areas in buildings, hard to reach places, all of which require a more complex, what I would say, a more software dependent product. Both at the, kind of traditional OEM space. The complex part of the network. Switching, back office, but also at the site level, which up until a few years ago, has been pretty straightforward with both electronic and passive components now becoming much more active, particularly as you start deployment in-building, which requires unique experience, unique system deployment capability, where Andrew is by far the global leader in that kind of deployment.

So we see more and more of that coming, particularly as you now start driving what we believe is — some people call it the triple play, some people call it the quadruple play — convergence, to where seemless kind of communication devices to the end user of what today we look at as broadband, wireline, wireless, data, and voice. We’re really believers in the convergence of that and the ability to have networks talk to each other and provide that kind of voice and data service, irrespective of your desire for mobility or static communication.

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Final Transcript
Apr. 28. 2005 / 9:00AM, ANDW — Q2 2005 ANDREW CORP Earnings Conference Call

Operator

  That concludes the question-and-answer session for today.

  Ralph Faison - Andrew Corp. - President, CEO, Director

  All right. Well, thank you very much. Thank you for participating in the call and support of Andrew. We are quite optimistic for the long term growth prospects for the wireless infrastructure arena and we will be pleased to talk to you on the next results call. Thanks a lot.

Operator

  Thank you for participating in today’s teleconference. You may all disconnect at this time.

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